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                                                                    Exhibit 10.1




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                                CREDIT AGREEMENT

                           dated as of April 19, 2002

                                     between



                         ESSLINGER-WOOTEN-MAXWELL, INC.



                                       and



                           MELLON UNITED NATIONAL BANK







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                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT dated as of April 19, 2002 (this "Agreement") is entered into between ESSLINGER-WOOTEN-MAXWELL, INC. (the "Company") and MELLON UNITED NATIONAL BANK (the "Bank").

     WHEREAS, the Bank has agreed to make available to the Company a credit facility and other financial accommodations upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

     SECTION 1 DEFINITIONS.

     1.1 Definitions. When used herein the following terms shall have the following meanings:

     Additional Interest - see Section 5.2.

     Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     Agreement - see the Preamble.

     Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by the Parent, the Company or any Subsidiary to any Person (other than the Parent, the Company or any Subsidiary) of any asset or right of the company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business.

     Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

     Bank - see the Preamble.

     Borrower Pledge Agreement means the Securities Pledge Agreement dated as of the date hereof between the Company and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which Company pledges the Manni Shares as security for the Obligations.

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     Borrower Security Agreement means the Security Agreement dated as of the date hereof between the Company and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which Company grants a first priority security interest to the Bank in and to all assets of the Company as security for the Obligations.

     Business Day means any day on which the Bank is open for commercial banking business in Miami, Florida.

     Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

     Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

     Cash Flow means, with respect to the Parent and its Subsidiaries for any Fiscal Quarter, the sum of net income for such Fiscal Quarter, plus depreciation, plus amortization and less scheduled principal payments due on the Note during such Fiscal Quarter.

     CERCLA - see Section 10.15.

     Closing Date - see Section 12.1.

     Code means the Internal Revenue Code of 1986, as amended.

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     Collateral means collectively, the property of the Company, the Parent, any
Subsidiary or any other Person in which Bank is granted a Lien as security for all or any portion of the Obligations under any of the Collateral Documents.

     Collateral Documents means the Borrower Security Agreement, the Parent Security Agreement, the Parent Pledge Agreement, the Borrower Pledge Agreement, the Harper Pledge Agreement, the Shuffield Pledge Agreement, each UCC financing statement, and any other agreement or instrument pursuant to which the Parent, the Company, any Subsidiary or any other Person grants collateral to the Bank.

     Commitment means the Bank's commitment to make the Loan under this Agreement.

     Commitment Amount means $3,000,000.

     Company - see the Preamble.

     Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

     Consolidated Net Income means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains and any gains from discontinued operations.

     Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

     Debt Service Coverage Ratio means, with respect to the Parent and its Subsidiaries (including the Company) for any Computation Period, the ratio of
(i) net income, plus Interest Expense, plus depreciation plus amortization, to
(ii) Interest Expense plus current maturities of long- term Debt.

     Default Rate means an effective interest rate per annum equal to the maximum rate allowed by law.

     Disposal - see the definition of "Release".

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     Dollar and the sign "$" mean lawful money of the United States of America.

     Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

     Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

     ERISA means the Employee Retirement Income Security Act of 1974.

     Event of Default means any of the events described in Section 13.1.

     Fiscal Quarter means a fiscal quarter of a Fiscal Year.

     Fiscal Year means the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2002") refer to the Fiscal Year ending on December 31 of such calendar year.

     FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

     GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     Guarantors mean the Parent and Harper.

     Guaranty means a Guaranty, substantially in the form of Exhibit C, executed by each of the Guarantors in favor of the Bank, together with any other guaranty executed and delivered to the Bank in connection with the Obligations (collectively, the Guaranties).

     Harper means Allen C. Harper, a shareholder of the Parent.

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     Harper Pledge Agreement means the Securities Pledge Agreement dated as of the date hereof between Harper and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which Harper pledges the 1,113,501 shares of common stock of the Parent owned by Harper as security for the Obligations.

     Hazardous Substances - see Section 10.15.

     Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

     Interest Expense means for any period the consolidated interest expense of the Parent and its Subsidiaries for such period (including all imputed interest on Capital Leases).

     Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

     Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

     Loan means the borrowing pursuant to Section 2.1.

     Loan Documents means this Agreement, the Note, the Guaranties, the Collateral Documents and all other documents executed in connection therewith.

     Loan Party means the Company, the Parent, Harper and Shuffield.

     Manni means Charles Manni, a shareholder of the Parent.

     Manni Shares means the 1,651,766 shares of common stock of the Parent being purchased by the Company with the proceeds of the Loan.

     Margin Stock means any "margin stock" as defined in Regulation U.

     Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Parent and its Subsidiaries taken as a whole or of the Company, (b) a material impairment of the ability of the Parent, the Company or any

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Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Parent, the Company or any Subsidiary of any Loan Document, or upon the validity, enforceability, perfection or priority of the Bank's Lien in any of the collateral covered by any Collateral Document.

     Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

     Note - see Section 3.1.

     Obligations shall mean the obligations, liabilities and indebtedness of the Company with respect to (i) the principal and interest on the Loan, (ii) all liabilities of the Company to Bank which arise under any Swap Agreement, and
(iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Company to the Bank hereunder, under any of the other Loan Documents or with respect to the Loan.

     Other Secured Party - see Section 9.1.

     Parent means First Reserve, Inc., a Florida corporation, the sole shareholder of the Company.

     Parent Pledge Agreement means the Securities Pledge Agreement dated as of the date hereof between the Parent and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which the Parent pledges all outstanding shares of common stock of the Company as security for the Obligations.

     Parent Security Agreement means the Security Agreement dated as of the date hereof between the Parent and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which Parent grants a first priority security interest to the Bank in and to all assets of the Parent as security for the Obligations.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

     Pledge Agreement means any of the Borrower Pledge Agreement, the Harper Pledge Agreement, the Parent Pledge Agreement or the Shuffield Pledge Agreement.

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     Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank as its prime rate (whether or not such rate is actually charged by Bank to any other Person). The Prime Rate is established by Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any loan. Any change in the Prime Rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     RCRA - see Section 10.15.

     Regulation D means Regulation D of the FRB.

     Regulation U means Regulation U of the FRB.

     Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

     SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

     Security Agreement means any of the Borrower Security Agreement or the Parent Security Agreement.

     Shuffield means Ronald Shuffield, a shareholder of the Parent.

     Shuffield Pledge Agreement means the Securities Pledge Agreement dated as of the date hereof between Shuffield and the Bank, as hereafter amended, supplemented or amended and restated from time to time, pursuant to which Shuffield pledges the 1,113,501 shares of common stock of the Parent owned by Shuffield as security for the Obligations.

     Subordinated Debt means any unsecured Debt of the Company or its Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Bank.

     Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Parent.

     Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to

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assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

     Tangible Net Worth, with respect to the Parent and its Subsidiaries on any date, means (x) the aggregate of the assets of the Parent and its Subsidiaries at such date, excluding (A) all intangible assets (i.e., unamortized debt, discount and expenses, franchises, research and development, goodwill, trademarks, patent, copyrights, organizational expenses and similar intangible items, but including leaseholds and leasehold improvements) and also excluding
(B) any assets resulting from any loans, advances or financial accumulations of any kind to any of its officers, directors, shareholders and Affiliates, minus
(y) Total Liabilities at such date.

     Termination Date means the second anniversary of the Closing Date.

     Total Liabilities means the aggregate amount of liabilities carried on the books of the Parent and its Subsidiaries on a consolidated basis after eliminating all intercompany items, determined in accordance with GAAP on a consistent basis.

     UCC means the Uniform Commercial Code as enacted in the State of Florida.

     Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

     1.2  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) The term "including" is not limiting and means "including without limitation."

          (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), documents and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
     (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

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          (f)  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by, counsel to the Bank, the Company and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

          (h) Unless otherwise indicated herein, compliance with all financial covenants shall be determined in accordance with GAAP, and shall be based on the financial statements of the Parent and its Subsidiaries (including the Company) on a consolidated basis.

     SECTION 2  COMMITMENT OF THE BANK.

     2.1 Commitment. On and subject to the terms and conditions of this Agreement, the Bank agrees to make a term loan to the Company ("Loan") on the Closing Date in a principal amount equal to the Commitment Amount. Amounts repaid hereunder may not be reborrowed.

     SECTION 3  NOTE EVIDENCING LOAN.

     3.1 Note. The Loan of the Bank shall be evidenced by a promissory note (the "Note") substantially in the form set forth in Exhibit A, payable to the order of the Bank in a face principal amount equal to the Commitment Amount, and the Loan of the Bank shall be paid in full on the Termination Date.

     3.2 Recordkeeping. The Bank shall record in its records, or at its option on the schedule attached to the Note, the date and amount of the Loan and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under the Note to repay the principal amount of the Loan together with all interest accruing thereon.

     SECTION 4  INTEREST AND PRINCIPAL.

     4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of the Loan for the period commencing on the Closing Date until the Loan is paid in full at a rate per annum equal to the sum of the Prime Rate from time to time in effect plus one percent (1%) per annum. In the event that either the Parent or the Company shall be in breach of Section 11.25 hereof, the Bank may, in its sole discretion, increase the interest rate applicable hereunder, but not beyond the maximum effective rate allowed by law. The Bank shall provide the Company with written notice of such increase, to be effective from the date of such written notice.

     4.2 Interest Payment Dates. Accrued interest on the Loan shall be payable in arrears on the second day of each calendar month, commencing on the second day of the first month following the Closing Date, and on the Termination Date. After the Termination Date, accrued interest on the Loan shall be payable on demand.

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     4.3  Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate shall change simultaneously with each change in the Prime Rate.

     4.4 Principal Repayments. Principal shall be repaid in monthly installments of $25,000 each, payable on the second day of each calendar month, commencing on the second day of the first month following the Closing Date. Subject to Section 13 hereof, the entire unpaid principal of the Loan and any accumulated unpaid interest thereon shall be due and payable on the Termination Date.

     4.5 Default Interest. If any amount payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

     SECTION 5  FEES.

     5.1 Commitment Fee. The Company has previously paid to the Bank a commitment fee of $30,000.

     5.2 Exit Fee. The Company agrees to pay to the Bank additional interest on the unpaid principal amount of the Loan for the period commencing on the Closing Date until the Loan is paid in full or by prepayment at a rate per annum equal to two percent (2%) (the "Additional Interest"). The Additional Interest shall be compounded quarterly. The Additional Interest shall be payable in arrears on the earlier to occur of (i) the Termination Date, (ii) the prepayment in full of the Loan, or (iii) the acceleration of the Loan upon the occurrence of an Event of Default.

     SECTION 6  VOLUNTARY PREPAYMENTS.

     6.1 Voluntary Prepayments. The Company may from time to time prepay the Loan in whole or in part; provided that the Company shall give the Bank notice thereof not later than 11:00 A.M., Miami time, on the day of such prepayment (which shall be a Business Day), specifying the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $100,000.

     SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

     7.1 Making of Payments. All payments of principal of or interest on the Note, and of all fees, shall be made by the Company to the Bank in immediately available funds at the office specified by the Bank not later than noon, Miami time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the following Business Day.

     7.2 Application of Certain Payments. Each payment of principal shall be applied to the Loan as the Company shall direct by notice to be received by the Bank on or before the date of such payment or, in the absence of such notice, as the Bank shall determine in its discretion.

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     7.3  Due Date Extension. If any payment of principal or interest with respect to the Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. The Company agrees that the Bank has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that if at any time any Event of Default exists, the Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank.

     7.5 Taxes. All payments of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

          (c) pay to the Bank such additional amount as is necessary to ensure that the net amount actually received by Bank will equal the full amount Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

     If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank, the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by Bank as a result of any such failure. For purposes of this Section 7.5, a distribution hereunder by the Bank to or for the account of the Bank shall be deemed a payment by the Company.

     7.6 Late Charge. In addition to any other remedy available to the Bank hereunder or at law, if any payment of principal, interest, fees or any other amount hereunder is not made within ten (10) days of the due date thereof, the Bank may demand, and the Company shall pay immediately upon such demand, a late charge equal to five percent (5%) of the amount that is overdue.

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     SECTION 8  MANDATORY PREPAYMENTS

     8.1 Stock Proceeds. In addition to the principal and interest payments to be made pursuant to the provisions of Section 4, the Company shall make prepayments of principal under the Note in amounts equal to one hundred percent (100%) of the net cash proceeds (after payment of all costs and expenses directly associated therewith) of any of the following events:

          (a)  a resale by the Borrower of the Manni Shares;

          (b) an issuance by the Parent of common stock, preferred stock, convertible stock or any other form of equity interest;

          (c) the sale or exercise of new or outstanding warrants or options with respect to the stock of the Parent; and

          (d) the issuance by the Parent of bonds or other debt instruments (other than those which evidence trade payables incurred in the ordinary course of business which have been subordinated in right and time of payment to the Note).

Payment shall be made promptly upon the receipt of the net cash proceeds by the Company or the Parent, as the case may be. These payments shall be applied as set forth in Section 7. Nothing contained in this Section 8.1 shall be deemed to constitute the Bank's consent to any of the events enumerated herein.

     8.2 Cash Flow. In addition to the principal and interest payments to be made pursuant to the provisions of Sections 4 and 8.1, the Company shall make quarterly prepayments of principal in amounts equal to one hundred percent (100%) of the excess of the Parent's Cash Flow for that Fiscal Quarter over $75,000; provided, however, that no prepayment will be required if, and to the extent, that the Parent's consolidated cash and Cash Equivalent Investments as of the last day of such Fiscal Quarter would be less than $1,500,000 after giving effect to such prepayment as if it had been made on the last day of such Fiscal Quarter. Calculations will be made quarterly using the financial statements delivered pursuant to Section 11.1.2, and the partial prepayments will be due within five (5) days after the date such financial statements are required to be delivered to the Bank. Simultaneously with such payment, the Company shall furnish a calculation of the amount of the payment, together with such documentation as the Bank may reasonably request to verify the amount of the calculation. These payments shall be applied to the remaining installments of the Note in inverse order of their maturity.

     SECTION 9  SECURITY

     9.1 Security. As security for the full and timely payment and performance of all Obligations, the Company shall, and shall cause all other Loan Parties to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Bank and its counsel to grant to the Bank a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws and any Liens set forth on
Schedule 11.8 hereto). Without limiting the foregoing, the Company shall on the Closing Date execute and deliver, or cause to be executed and delivered, to the Bank, in the form and substance reasonably acceptable to the Bank, (a) the

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Borrower Pledge Agreement, (b) the Parent Pledge Agreement, (c) the Harper
Pledge Agreement, (d) the Shuffield Pledge Agreement, (e) the Borrower Security Agreement, and (f) the Parent Security Agreement. The Bank hereby acknowledges that the shares of common stock of the Parent owned by Harper have been pledged to Charles E. Bradshaw, Jr. (the "Other Secured Party") as described in Schedule
11.8 hereto and that the certificates representing those shares are in the possession of the Other Secured Party. The Company agrees that it shall cause the Other Secured Party, within thirty (30) days from the Closing Date, to agree in writing (in form and substance satisfactory to the Bank) (i) that he is holding such shares as collateral agent for the Bank, (ii) to deliver the certificates representing such shares and any related stock powers to the Bank upon repayment of the Debt owed to the Other Secured Party, and (iii) to subordinate to the Obligations any future advances made by the Other Secured Party to Harper during the term hereof.

     9.2 Further Assurances. At the request of the Bank, the Company will or will cause all other Loan Parties, as the case may be, to execute, by its duly authorized officers, alone or with the Bank, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Bank reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in the Collateral (as defined in the Collateral Documents) (and the perfection and including all Collateral acquired by the Company or other Loan Party after the Closing Date). The Bank is hereby irrevocably authorized to execute and file, or cause to be filed, UCC financing statements reflecting the Company or any other Loan Party as "debtor" and the Bank as "secured party", and continuations thereof and amendments thereto, as the Bank reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

     9.3 Assignment of Life Insurance Policies. The Company shall cause each of Harper and Shuffield to maintain, during the entire term of this Agreement, (a) a life insurance policy with death benefits of not less than $1,500,000 each, and (b) a disability insurance policy in an amount and on terms acceptable to the Bank. Each policy should provide for prior written notice by the insurer to the Bank before cancellation of the policy. The Company shall cause each of Harper and Shuffield, within thirty (30) days of the Closing Date, to make a collateral assignment to the Bank, in form and substance satisfactory to the Bank, of the life insurance policies and the disability insurance policies. Proceeds of these policies shall be applied to the remaining installments of the Loan in inverse order of maturity. It shall be an Event of Default if either Harper or Shuffield fails to deliver such collateral assignments within such 30-day period or if either fails to maintain these policies current and effective during the term of this Agreement.

     SECTION 10  WARRANTIES.

     To induce the Bank to enter into this Agreement and to induce the Bank to make the Loan hereunder, the Company warrants to the Bank that:

     10.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Florida; the Parent and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Parent, the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

     10.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect),
(b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Bank created pursuant to the Collateral Documents).

     10.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

     10.4 Financial Condition. The audited consolidated financial statements of the Parent and its Subsidiaries (including the Company) as of December 31, 2001, copies of which have been delivered to Bank, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date and the consolidated results of their operations and cash flows for the year then ended.

     10.5 No Material Adverse Change. Since December 31, 2001, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Parent and its Subsidiaries taken as a whole or of the Company.

     10.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Parent, the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 10.6. Other than any liability incident to such litigation or proceedings, neither the Parent, the Company nor any Subsidiary has any material contingent liabilities not listed on
Schedule 10.6 or permitted by Section 11.7.

     10.7 Ownership of Properties; Liens. Each of the Parent, the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.8.

     10.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 10.8.

     10.9  Pension Plans.

           (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of the Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

           (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

     10.10 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

     10.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

     10.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     10.13 Taxes. Each of the Parent, the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     10.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each other Loan Party's assets will exceed its liabilities (including all Suretyship Liabilities) and (b) each of the Company and each other

Loan Party will be solvent, will be able to pay its debts (including all Suretyship Liabilities) as they mature, will own property with fair saleable value greater than the amount required to pay its debts (including all Suretyship Liabilities) and will have capital sufficient to carry on its business as then constituted.

     10.15 Environmental Matters.

           (a) No Violations. Except as set forth on Schedule 10.15, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $100,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

           (b) Notices. Except as set forth on Schedule 10.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. (S)6903(5), any hazardous substance as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S)9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

           (c)  Handling of Hazardous Substances. Except as set forth on
     Schedule 10.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the

     Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

     10.16 Insurance. Set forth on Schedule 10.16 is a complete and accurate summary of the liability, hazard and business interruption insurance program of the Company and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

     10.17 Real Property. Set forth on Schedule 10.17 is a complete and accurate list, as of the Closing Date, of the addresses of all real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.

     10.18 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

     10.19 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect. Attached hereto as Schedule 10.19 is a true, correct and complete listing of all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights.

     10.20 Burdensome Obligations. Neither the Parent, the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate, partnership or other entity restriction which might reasonably be expected to have a Material Adverse Effect.

     10.21 Labor Matters. Except as set forth on Schedule10.21, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

     10.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

     SECTION 11  COVENANTS.

     Until all Obligations are paid in full, the Company agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

     11.1   Reports, Certificates and Other Information. Furnish to the Bank:

     11.1.1 Annual Financial Statements. As soon as available, but in any event within 120 days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions.

     11.1.2 Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer of the Parent as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments.

     11.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each report pursuant to Section 11.1.1 and Section 11.1.2 and the financial statements required therein, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly reports and signed by the Chief Financial Officer of the Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Parent's management setting forth a discussion of the Parent's financial condition, changes in financial condition and results of operations.

     11.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Parent, the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Parent, the Company or any Subsidiary filed with the SEC, and copies of all proxy statements or other communications made to security holders generally.

     11.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent, the Company or the Subsidiary affected thereby with respect thereto:

            (a) the occurrence of an Event of Default or an Unmatured Event of Default;

            (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Bank which has been instituted or, to the knowledge of the Company, is threatened against the Parent, the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

            (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

            (d) any cancellation or material change in any insurance maintained by the Parent, the Company or any Subsidiary; or

            (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

     11.1.6 Management Reports. Promptly upon the request of the Bank, copies of all detailed financial and management reports submitted to the Parent or the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Parent or the Company.

     11.1.7 Subordinated Debt Notices. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

     11.1.8 Harper. (i) As soon as available, but in any event within 120 days after the end of each calendar year, personal financial statements (in form and substance satisfactory to the Bank) of Harper, certified by Harper as true and correct. (ii) Within fifteen (15) days of the filing thereof, copies of income tax returns of Harper (together with all schedules thereto) filed with the Internal Revenue Service.

     11.1.9 Other Information. Promptly from time to time, such other information concerning the Parent, the Company, the Subsidiaries and Harper as the Bank may reasonably request.

     11.2 Books, Records and Inspections. Keep, and cause the Parent and each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause the Parent and each Subsidiary to permit, the Bank or any representative thereof to inspect the properties and operations of the Parent, the Company or such Subsidiary; and permit, and cause the Parent and each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Bank or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Bank or any representative thereof), and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other records; and permit, and cause the Parent and each Subsidiary to permit, the Bank and its representatives to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data. All such inspections or audits by the Bank shall be at the Company's expense.

     11.3   Maintenance of Property; Insurance.

            (a) Keep, and cause the Parent and each Subsidiary to keep, all property useful and necessary in the business of the Company, the Parent or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

            (b) Maintain, and cause the Parent and each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 10.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company, the Parent and its Subsidiaries. The Company shall cause each issuer of an insurance policy to provide the Bank with an endorsement (i) showing loss payable to the Bank with respect to each policy of liability or business interruption insurance and naming the Bank as loss payee with respect to each policy of insurance for liability and business interruption damage, (ii) providing that 30 days' notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Bank. The Company shall, and shall cause the Parent to, execute and deliver to the Bank a collateral assignment, in form and substance satisfactory to the Bank, of each business interruption insurance policy maintained by the Company or the Parent, as the case may be.

            (c) UNLESS THE COMPANY PROVIDES THE BANK WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE BANK MAY PURCHASE INSURANCE AT THE COMPANY'S EXPENSE. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE COMPANY'S INTERESTS. THE COVERAGE THAT THE BANK PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE COMPANY. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE BANK, BUT ONLY AFTER PROVIDING THE BANK WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE BANK PURCHASES INSURANCE, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOAN. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE COMPANY MAY BE ABLE TO OBTAIN ON ITS OWN.

     11.4 Compliance with Laws; Payment of Taxes; Liabilities. (a) Comply, and cause each of the Parent and each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) pay, and cause the Parent and each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company, the Parent or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP; and (c) inform the Bank of all actual and contingent liabilities of the Company or the Parent in excess of $100,000.

     11.5 Maintenance of Existence, etc. Maintain and preserve, and cause each of the Parent and the Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect). Neither the Company, the Parent nor any Subsidiary shall change its principal place of business or chief executive office except upon 30 days' prior written notice to the Bank.

     11.6   Financial Covenants.

     11.6.1 Debt Service Coverage Ratio. Not permit the Debt Service Coverage Ratio for any Computation Period to be less than 2.00 to 1.00.

     11.6.2 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year to exceed the amount of depreciation for that year, provided, however, that the Company may make Capital Expenditures not to exceed $800,000 in the aggregate for the projects set forth on Schedule 11.6.2 hereto.

     11.6.3 Tangible Net Worth. Not permit Tangible Net Worth during Fiscal Year 2002 to be less than ninety percent (90%) of the Tangible Net Worth at December 31, 2001 (as adjusted to reflect the purchase of the Manni Shares). For each succeeding Fiscal Year, not permit Tangible Net Worth during such Fiscal Year to be less than the sum of (i) the Tangible Net Worth as of the end of the immediately preceding Fiscal Year and (ii) an amount equal to fifty percent (50%) of the Consolidated Net Income earned in such preceding Fiscal Year (with no deduction for a net loss in any such Fiscal Year). This financial covenant shall be tested as of the end of each Fiscal Quarter.

     11.7 Limitations on Debt. Without the prior written consent of Bank, not, nor permit the Parent or any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

            (a) obligations under this Agreement and the other Loan Documents;

            (b) Debt secured by Liens permitted by Section 11.8, and extensions, renewals and refinancings thereof;

            (c) New additional indebtedness for borrowed money, secured or unsecured, or in the form of purchase money obligations in an aggregate amount not to exceed $50,000 in any one Fiscal Year;

            (d) Debt described on Schedule 11.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased; and

            (e) Trade payables and overdrafts in an aggregate outstanding amount at any one time not to exceed $800,000.


     11.8 Liens. Not, and not permit the Parent or any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

            (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

            (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

            (c) Liens described on Schedule 11.8;

            (d) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition);

            (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

            (g) Liens arising under the Loan Documents;

            (h) the replacement, extension or renewal of any Lien permitted by
     Section 11.8(c) upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); and

            (i) Liens arising in connection with new indebtedness permitted under Section 11.7(d).

     11.9   INTENTIONALLY OMITTED

     11.10 Restricted Payments. Except as expressly permitted by this Agreement, not permit the Parent to, (a) make any distribution to any of its shareholders, (b) subject to Section 11.28, purchase or redeem any of its capital stock interests or other equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, or (d) set aside funds for any of the foregoing; provided, however, that the Parent may repurchase a portion of its outstanding shares of common stock in an amount not to exceed $100,000 during any twelve (12) month period.

     11.11 Mergers, Consolidations, Sales. Not, and not permit the Parent or any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, in each case without the prior written consent of the Bank.

     11.12 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Parent, the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Bank.

     11.13 Use of Proceeds. Use the proceeds of the Loan solely to repurchase the Manni Shares; and not use or permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

     11.14 Further Assurances. Take such actions, and cause the Parent, Harper and Shuffield to take such actions, as are necessary or as the Bank may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the obligations of the Company hereunder and under the other Loan Documents are secured by a first priority perfected security interest in all of the Collateral, including substantially all of the assets of the Company and the Parent.

     11.15 Transactions with Affiliates. Not, and not permit the Parent or any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than between the Parent and the Company and its Subsidiaries) which is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates.

     11.16 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

     11.17  Environmental Matters.

            (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

            (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

     11.18 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

     11.19 Inconsistent Agreements. Not, and not permit the Parent or any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by the borrowing by the Company hereunder or by the performance by the Parent, the Company or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Parent, the Company or any Subsidiary from granting to the Bank a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Parent or the Company or any other applicable Subsidiary, or pay any Debt owed to the Parent, the Company or any other Subsidiary, (ii) make loans or advances to the Company or the Parent or (iii) transfer any of its assets or properties to the Company or the Parent.

     11.20  Business Activities; Name; Change of Control.

            (a) Not, and not permit the Parent or any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

            (b) Not, and not permit the Parent or any Subsidiary to, change its legal name.

            (c) Not permit any change in the ownership of the stock of the Company or any Subsidiary.

     11.21 Investments. Except as expressly set forth in this Agreement, not, and not permit the Parent or any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

            (a) Suretyship Liabilities not to exceed $100,000 in the aggregate at any one time outstanding;

            (b) Cash Equivalent Investments;

            (c) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

            (d) Investments listed on Schedule 11.21;

provided that no Investment otherwise permitted hereunder shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

     11.22  Fiscal Year. Not change its Fiscal Year.

     11.23 Cancellation of Debt. Not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of busine(S)

     11.24 Subordinated Debt. Not, and not permit the Parent or any Subsidiary to, make any redemption prepayment, defeasance or repurchase of any Subordinated Debt.

     11.25 Accounts. The Company shall maintain its primary operating, trust and investment accounts with the Bank. The Company shall cause the Parent and the Parent's other Subsidiaries to maintain their primary operating, trust and investment accounts with the Bank.

     11.26 Harper. Not permit an increase in the maximum principal amount of the debt of Harper to the Other Secured Party.

     11.27 Compensation. Not, and not permit the Parent or any Affiliate to, pay compensation to Harper and Shuffield which is in excess of the base compensation and non-discretionary bonuses each is entitled to receive under employment contracts existing as of the date hereof, complete and accurate copies of which have been furnished to the Bank.

     SECTION 12  EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

     The obligation of the Bank to make the Loan is subject to the following conditions precedent:

     12.1 Credit Extension. The obligation of the Bank to make available the Loan is subject to the conditions precedent that (1) the Bank has received a counterpart copy of this Agreement executed by the Company and (2) the Bank shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Closing Date"):

     12.1.1 Note. The Note executed by the Company.

     12.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Note, and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party which is an entity authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.

     12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in Section 12.

     12.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party which is an entity certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

     12.1.5 Pledge Agreements and Security Agreements. A counterpart of each of the Pledge Agreements and the Security Agreements, executed by the parties thereto.

     12.1.6 Opinions of Counsel. The opinion of Adorno & Zeder substantially in the form of Exhibit D, and such other opinions of counsel as the Bank may reasonably require.

     12.1.7 Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Sections 9.3 and 11.3(b), together with evidence that the Bank has been named as a lender's loss payee and an additional insured on all related insurance policies.

     12.1.8 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including without limitation any documentary stamp taxes and intangible taxes, together with all Attorney Costs of the Bank to the extent included in the Closing Statement for the Loan, which may include such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by the Bank through the closing proceedings.

     12.1.9 Solvency Certificate, Certificates of No Material Adverse Change. A Solvency Certificate, substantially in the form of Exhibit E, executed by the Chief Financial Officer of the Company, a Certificate of No Material Adverse Change, substantially in the form of Exhibit E-1, executed by the Chief Executive Officer of the Company, a Solvency Certificate, substantially in the form of Exhibit E-2, executed by the Chief Financial Officer of the Parent, and a Certificate of No Material Adverse Change, substantially in the form of Exhibit E-3, executed by the Chief Executive Officer of the Parent.

     12.1.10 Search Results; Lien Terminations. Certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Bank, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Parent and/or the Company (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements,
(ii) copies of proper UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 11.8) and (iii) such other UCC-3 termination statements as the Bank may reasonably request.

     12.1.11 Filings, Registrations and Recordings. The Bank shall have received each document (including UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Bank to be filed, registered or recorded in order to create in favor of the Bank, a perfected Lien on the Collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.

     12.1.12 Closing Certificate. A certificate signed by a vice president of the Company dated as of the Closing Date, affirming the matters set forth in
Section 12.1.19 as of the Closing Date.

     12.1.13 Governmental Approvals. All governmental and third party approvals, if any, necessary in connection with the financing contemplated herein shall have been obtained on terms reasonably satisfactory to the Bank and shall be in full force and effect.

     12.1.14 Financial Statements. Copies of the audited consolidated and consolidating financial statements of the Parent for the Fiscal Year ended December 31, 2001; and such financial statements shall not disclose, in the judgment of the Bank, any material adverse change from what was reflected in the financial statements furnished to Bank prior to the date hereof.

     12.1.15 Guaranty. Counterpart copies of each Guaranty, executed by the Guarantors.

     12.1.16 Organizational Documents. Such evidence as the Bank may reasonably require to verify that the Company and each Loan Party which is an entity are duly organized or formed, validly existing, in good standing or with active status and qualified to engage in business (in such Loan Party's jurisdiction of organization and each other jurisdiction where the failure to be so qualified would have a Material Adverse Effect), including certified copies of the Articles of Incorporation and Bylaws (or other similar entity documents, as applicable), certificates of good standing/active status and/or qualification to engage in business.

     12.1.17 Manni. Such evidence as the Bank may reasonably require to verify that Manni retains ownership of 508,235 shares of common stock of the Parent.

     12.1.18 Non-Compete. Executed copies of a management agreement, in form and substance satisfactory to the Bank, with each of Harper and Shuffield, which includes an agreement by each not to compete with the Company, the Parent or any of the Subsidiaries at any time prior to the payment in full of the Obligations.

     12.1.19 Compliance with Warranties, No Default, etc. On the Closing Date, both before and after giving effect to the funding of the Loan, the following statements shall be true and correct:

            (a) the representations and warranties of the Company and of each Loan Party set forth in this Agreement and the other Loan Documents (including, without limitation, the material adverse change and litigation representations) shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     12.1.20 Other. Such other documents as the Bank may reasonably request.

     SECTION 13  EVENTS OF DEFAULT AND THEIR EFFECT.

     13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

     13.1.1 Non-Payment of the Loan, etc. Default in the payment when due of the principal of or interest on the Loan, any fees or any other amount payable by the Company hereunder or under any other Loan Document.

     13.1.2 Non-Payment or other Default of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Loan Party and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Loan Party to purchase or redeem such Debt) prior to its expressed maturity. Any other default shall occur under the terms of applicable to any Debt of the Company or any Loan Party which might reasonably be expected to have a Material Adverse Effect.

     13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

     13.1.4 Bankruptcy, Insolvency, etc. The Company or any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Loan Party, and if such case or proceeding is not commenced by the Company or such Loan Party, it is consented to or acquiesced in by the Company or such Loan Party, or remains for 30 days undismissed; or the Company or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

     13.1.5 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 11.1.5(a), 11.5 through 11.15, and 11.20 through 11.22; or (b) failure by the Company or any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days; or (c) either Guaranty shall be terminated or otherwise cease to be in full force and effect.

     13.1.6 Warranties. Any warranty, representation or certification made by the Company or, any Loan Party herein or in any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Loan Party to the Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

     13.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000;
(ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Parent, the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.

     13.1.8 Judgments. Final judgments which, in the aggregate at any one time outstanding, exceed applicable insurance coverage by $100,000 or more shall be rendered against the Parent, the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 90 days after entry or filing of such judgments.

     13.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or the Parent, the Company or any other Loan Party (or any Person by, through or on behalf of the Parent, the Company or any other Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

     13.1.10 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

     13.1.11 Management. (i) Shuffield shall cease to be active in the full-time management of the Company and the Parent; (ii) Harper shall cease to devote substantially the same amount of business hours to the management of the Company and the Parent as he has devoted immediately prior to the date hereof.

     13.1.12 Parent, Harper and Shuffield. To the extent the Company has expressly covenanted in this Agreement to cause the Parent, Harper or Shuffield to take, or desist from taking, a certain action, the failure by either of the Parent, Harper or Shuffield to take, or desist from taking , such action, as the case may be.

     13.2    Effect of Event of Default. If any Event of Default described in
Section 13.1.4 shall occur, the Loan and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Bank shall declare the Loan and all other Obligations hereunder to be due and payable, whereupon the Loan and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company. The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.

     SECTION 14  GENERAL.

     14.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     14.2 Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

     14.3 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Bank that the Company wishes to amend any covenant in Section 11 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Company that the Bank wishes to amend Section 11 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Bank.

     14.4 Costs, Expenses and Taxes. Subject to the limits expressly set forth in this Agreement, the Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Bank harmless from all liability for, (a) any stamp or other taxes (including documentary stamp taxes and intangible taxes, but excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Note or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company's auditors in connection with any reasonable exercise by the Bank of its rights pursuant to Section 11.2. All obligations provided for in this Section 14.4 shall survive repayment of the Loan, cancellation of the Note, and termination of this Agreement.

     14.5 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Parent has one or more Subsidiaries.

     14.6 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     14.7   Assignments; Participations.

     14.7.1 Assignments. The Bank may at any time assign and delegate to one or more commercial banks or financial institutions (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of the Loan (which assignment and delegation shall be of a constant, and not a varying, percentage of all of the Loan); provided that no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.5 or Section 8 to the Assignee than the Company is then obligated to pay to the Bank under such

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Sections (and if any assignment is made in violation of the foregoing, the
Company will not be required to pay the incremental amounts).

     From and after the date on which the conditions described above have been met, such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to an assignment agreement in form and substance satisfactory to the Bank, shall have the rights and obligations of the Bank hereunder and the Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such assignment Agreement, shall be released from its obligations hereunder.

     Notwithstanding the foregoing provisions of this Section 14.7.1 or any other provision of this Agreement, the Bank may at any time assign all or any portion of the Loan and the Note to a Federal Reserve Bank.

     14.7.2 Participations. The Bank may at any time sell to one or more commercial banks or other Persons participating interests in the Loan, the Note, or any other interest of the Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) the Bank shall remain the holder of the Note for all purposes of this Agreement, (y) the Company shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if the Bank had not sold such participation and shall be paid directly to the Bank. No Participant shall have any direct or indirect voting rights hereunder. The Company agrees that if amounts outstanding under this Agreement and the Note are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement or the Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Bank, and the Bank agrees to share with each Participant, as provided in Section 7.4. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.5 and Section 8 as if it were the Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.5 or Section 8 than would have been paid to the Bank if no participation had been sold).

     14.8 Governing Law. This Agreement, the Note and each other Loan Document shall be a contract made under and governed by the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement and each other Loan Document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such Loan Document, as the case may be. All obligations of the Company and rights of the Bank expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

     14.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

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     14.10  Successors and Assigns. This Agreement shall be binding upon the
Company, the Bank and their respective successors and assigns, and shall inure to the benefit of the Company, the Bank and the successors and assigns of the Bank, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

     14.11 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Bank and the making of the Loan hereunder, the Company hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees, Affiliates and agents of the Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed in whole or in part, directly or indirectly, with the proceeds of the Loan, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon,
(iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.11 shall survive repayment of the Loan, cancellation of the Note, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

     14.12 Nonliability of Bank. The relationship between the Company on the one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall not have any fiduciary responsibility to the Company. The Bank does not undertake any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company's business or operations. The Company agrees that the Bank shall have no liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Bank shall have no liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

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     14.13  Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED
HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE ELEVENTH JUDICIAL CIRCUIT FOR MIAMI-DADE COUNTY, FLORIDA OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE ELEVENTH JUDICIAL CIRCUIT FOR MIAMI-DADE COUNTY, FLORIDA AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF FLORIDA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     14.14 Waiver of Jury Trial. EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     14.15 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof.

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Delivered as of the day and year first above written.

                                   ESSLINGER-WOOTEN-MAXWELL, INC.


                                   By: /s/ Allen C. Harper
                                       Allen C. Harper, Chief Executive Officer




                                   MELLON UNITED NATIONAL BANK


                                   By: /s/ Roberto Pedroso
                                       Roberto Pedroso, Vice President

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